Exhibit 99.1
News From
Royal Caribbean Cruises Ltd.
Corporate Communications Office
1050 Caribbean Way, Miami, Florida 33132-2096
Contact:   Ian Bailey
(305) 982-2625
For Immediate Release

ROYAL CARIBBEAN REPORTS FULL YEAR 2012 RESULTS
AND PROVIDES 2013 GUIDANCE

MIAMI – February 4, 2013 – Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) today reported full year 2012 results and provided an initial outlook for 2013.

KEY HIGHLIGHTS

●	Results For the Full Year 2012:

º	Full year Net Yields increased 3.0% on a Constant-Currency basis; 1.5% As-Reported;

º	Net Cruise Costs (“NCC”) excluding fuel increased 4.2% on a Constant-Currency basis; 2.7% As-Reported;

º
Net income before the non-cash impairment charge described below was $432.2 million, or $1.97 per share, versus net income of $607.4 million, or $2.77 per share, in 2011.  This exceeded the company’s previous guidance due to better yields from late bookings, partially offset by super-storm Sandy; and

º
The company recorded non-cash impairment charges totaling $413.9 million related to the Pullmantur brand during the fourth quarter resulting in reported net income of $18.3 million, or $0.08 per share for the full year of 2012.

●	2013 Outlook:

º	Net Yields are expected to increase 2% to 4% on a Constant-Currency and 3% to 5% on an As-Reported basis;

º
NCC excluding fuel are expected to be up 2% to 3% on a Constant-Currency basis and up approximately 3% on an As-Reported basis, directly related to increased insurance expenses and investments in marketing and technology; and

º	Earnings per share are expected to be within a range of $2.30 to $2.50.

“Excluding the Pullmantur impairment charges, our operating results came in remarkably close to our forecast from a year ago, which is notable given the challenging environment,” said Richard D. Fain, chairman and chief executive officer.  Fain continued, “Looking forward, we see a tale of two continents; North America is doing well, while parts of Europe continue to be a challenge.  Nonetheless, we are encouraged that the former will countervail the latter allowing us to drive meaningful yield growth in 2013.”

Pullmantur Impairment Charges
The company conducts an analysis of the carrying value of its assets on a regular basis and in the past has pointed out the risks related to Pullmantur and the Spanish economy.  While the 2013 WAVE season is broadly off to a promising start, booking volumes and pricing are down substantially in Spain due to the impact of additional austerity measures there, the lingering impact of the Costa Concordia and other factors.  Accordingly, the company has recorded a total impairment charge of $413.9 million.  Of this amount, approximately $319.2 million relates to goodwill and the balance relates to a valuation allowance for deferred tax assets, a reduction in the value of the trademarks and an impairment charge related to three aircraft that Pullmantur owns and operates.

Regarding the impairment charge, Richard D. Fain, chairman and chief executive officer commented, “While it is appropriate that we record this impairment charge now, we remain confident in and committed to the Pullmantur brand.  Despite terribly challenging multi-year economic headwinds, Pullmantur’s management team has done an excellent job in maintaining the brand’s market-leading position while simultaneously diversifying guest sourcing into new markets.”

Fourth Quarter 2012 Results
Royal Caribbean Cruises Ltd. today announced fourth quarter 2012 net income before impairment charges of $21.1 million, or $0.10 per share, versus income of $36.6 million, or $0.17 per share, in the fourth quarter of 2011.  During the quarter the company recorded non-cash impairment charges totaling $413.9 million related to the company’s Pullmantur brand.

  2 of 15

Both close-in bookings and onboard spending were stronger than expected for the fourth quarter, resulting in a Net Yield increase of 1.8% on a Constant-Currency basis versus prior guidance of up approximately 1%.

NCC excluding fuel were in-line with previous expectations and increased 1.0% on a Constant-Currency basis and 0.4% on an As-Reported basis.

Approximately 110 basis points of the Net Yield improvement and approximately 60 basis points of the NCC excluding fuel increases during the quarter relate to previously announced deployment initiatives and changes to the company’s international distribution system.

Bunker pricing net of hedging for the fourth quarter was $671 per metric ton and consumption was 341,800 metric tons.

Full Year 2012 Results
Full year 2012 net income before impairment charges was $432.2 million, or $1.97 per share, versus income of $607.4 million, or $2.77 per share for full year 2011.  Net Yields increased 3.0% on a Constant-Currency basis; 1.5% As-reported.  NCC excluding fuel increased 4.2% on a Constant-Currency basis; 2.7% As-Reported.  Approximately 240 basis points of the Net Yield improvement and approximately 350 basis points of the NCC excluding fuel increases for the year relate to previously announced deployment initiatives and changes to the company’s international distribution system.  The company does not anticipate meaningful influences on yields or NCC measurements from changes in deployment or international distribution in 2013.

Bunker pricing net of hedging for full year 2012 was $668 per metric ton and consumption was 1,361,100 metric tons.

 3 of 15

2013 Outlook

Full Year 2013
Booking activity in the fourth quarter was slightly lower than the same time last year, with the greatest decline coming in the aftermath of super-storm Sandy. However, the company has observed a much stronger booking pattern since the beginning of WAVE season and demand trends have been quite healthy.

In recent weeks, booking volumes have been running approximately 20% ahead of the same time last year, due in part to the slower booking trends the company experienced after the Costa Concordia grounding in January of 2012.  Normalizing for this favorable comparison, the company still considers the WAVE season to be off to a strong start, particularly from U.S. points of sale.  Booking volumes are exceeding those during the same period in 2011 and in the aggregate, forward booked load factors and pricing are higher than at this time in both 2011 and 2012.

Full year Net Yields in 2013 are expected to increase 2% to 4% on a Constant-Currency basis and 3% to 5% on an As-Reported basis.

“We were proactive in reducing our deployment and guest sourcing programs from Europe due to uncertain consumer spending patterns as austerity measures continue to pressure the region,” commented Brian J. Rice, vice-chairman and chief financial officer.  Rice continued, “Encouragingly though, demand from our other source markets, especially the U.S., is strong and should more than offset any ongoing weakness in Europe.  In fact, we are optimistic that we will achieve record yields in the Caribbean and Alaska this year.”

NCC excluding fuel are expected to be up 2% to 3% on a Constant-Currency basis and up approximately 3% on an As-Reported basis, directly related to higher insurance costs and investments in marketing activities and technology.  These investments are expected to drive

 4 of 15

yield accretion in 2013 with accelerating benefits in pricing in 2014 and beyond.  Excluding aforementioned insurance, marketing and technology investments, NCC excluding fuel are expected to be approximately flat year-over-year on a Constant-Currency basis.

Taking into account current fuel pricing and currency exchange rates and the factors detailed above, the company currently estimates 2013 earnings will be in the range of $2.30 to $2.50 per share.

FUEL EXPENSE & GUIDANCE SUMMARY

Fuel Expense

The company does not forecast fuel prices, and its fuel cost calculations are based on current at-the-pump prices, net of hedging impacts. Based on today’s fuel prices the company has included $245 million and $960 million of fuel expense in its first quarter and full year 2013 guidance, respectively.

Forecasted consumption is 55% hedged via swaps for the remainder of 2013 and 45%, 25% and 7% hedged for 2014, 2015 and 2016, respectively.  For the same four-year period, the average cost per metric ton of the hedge portfolio is approximately $568, $625, $616 and $582, respectively.

The company provided the following fuel statistics for the first quarter and full year 2013:

FUEL STATISTICS	First Quarter 2013	Full Year 2013
Fuel Consumption (metric tons)	350,600	1,377,500
Fuel Expenses	$245 million	$960 million
Percent Hedged (fwd consumption)	53%	55%
Impact of 10% change in fuel prices	$12 million	$43 million

 5 of 15

The company provided the following additional guidance for the first quarter and full year of 2013:

GUIDANCE	As-Reported	Constant-Currency
First Quarter 2013
Net Yields	Approx. 2%	2% to 3%
Net Cruise Costs per APCD	2% to 3%	2% to 3%
Net Cruise Costs per APCD, excluding Fuel	Approx. 2%	Approx. 2%

Full Year 2013
Net Yields	3% to 5%	2% to 4%
Net Cruise Costs per APCD	3% to 4%	Approx. 3%
Net Cruise Costs per APCD, excluding Fuel	Approx. 3%	2% to 3%

	First Quarter 2013	Full Year 2013
Capacity Increase	1.5%	1.4%
Depreciation and Amortization	$183 to $193 million	$750 to $770 million
Interest Expense, net	$82 to $92 million	$335 to $355 million
EPS	$0.10 to $0.20	$2.30 to $2.50

Exchange rates used in guidance calculations
	Current – February	Previous – October
EUR	$1.36	$1.30
GBP CAD BRL AUD	$1.58 $1.00 $0.50 $1.04	$1.61 $0.99 $0.49 $1.04

Liquidity and Financing Arrangements
As of December 31, 2012, liquidity was $2.2 billion, including cash and the undrawn portion of the company’s unsecured credit facilities.  The company noted that scheduled debt

 6 of 15

maturities for 2013, 2014, 2015 and 2016 are $1.5 billion, $1.5 billion, $1.1 billion and $1.0 billion, respectively.  The company will continue to opportunistically approach the prepayment and refinancing of its 2013 and 2014 scheduled maturities.

Capital Expenditures & Capacity Guidance
Based upon current ship orders, projected capital expenditures for 2013, 2014, 2015 and 2016 are $700 million, $1.2 billion, $1.2 billion and $1.3 billion, respectively.

Capacity increases for 2013, 2014, 2015 and 2016 are 1.4%, 1.0%, 6.8% and 4.8%, respectively.  The company’s annualized capacity growth rate from 2012 to 2016 remains at a historically low rate of 3.5%.

Conference Call Scheduled
The company has scheduled a conference call at 10 a.m. Eastern Standard Time today to discuss its earnings.  This call can be heard, either live or on a delayed basis, on the company’s investor relations web site at www.rclinvestor.com.

Selected Operational and Financial Metrics

Available Passenger Cruise Days (“APCD”)
APCD is our measurement of capacity and represents double occupancy per cabin multiplied by the number of cruise days for the period.  We use this measure to perform capacity and rate analysis to identify the main non-capacity drivers that cause our cruise revenues and expenses to vary.

Constant-Currency
We believe Net Yields and Net Cruise Costs are our most relevant non-GAAP financial measures.  However, a significant portion of our revenue and expenses are denominated in currencies other than the United States dollar. Because our reporting currency is the United States dollar, the value of these revenues and expenses in US dollars will be affected by changes in currency exchange rates.  Although such changes in local currency prices is just

 7 of 15

one of many elements impacting our revenues and expenses, it can be an important element.  For this reason, we also monitor Net Yields and Net Cruise Costs on a “Constant-Currency” basis – i.e. as if the current period’s currency exchange rates had remained constant with the comparable prior period’s rates.  We calculate "Constant-Currency" by applying the average prior year period exchange rates for each of the corresponding months of the reported and/or forecasted period, so as to calculate what the results would have been had exchange rates been the same throughout both periods.  We do not make predictions about future exchange rates and use current exchange rates for calculations of future periods.  It should be emphasized that the use of Constant-Currency is primarily used by us for comparing short-term changes and/or projections.

Over the longer term, changes in guest sourcing and shifting the amount of purchases between currencies significantly change the impact of the purely currency-based fluctuations.

Gross Cruise Costs
Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses.

Gross Yields
Gross Yields represent total revenues per APCD.

Net Cruise Costs and Net Cruise Costs Excluding Fuel
Net Cruise Costs and Net Cruise Costs Excluding Fuel represent Gross Cruise Costs excluding commissions, transportation and other expenses and onboard and other expenses and, in the case of Net Cruise Costs Excluding Fuel, fuel.  In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs and Net Cruise Costs Excluding Fuel to be the most relevant indicators of our performance.  A reconciliation of historical Gross Cruise Costs to Net Cruise Costs and Net Cruise Costs Excluding Fuel is provided below under Results of Operations.  We have not provided a quantitative reconciliation of projected Gross Cruise Costs to projected Net Cruise Costs and projected Net Cruise Costs Excluding Fuel due to the significant uncertainty in projecting the

 8 of 15

costs deducted to arrive at these measures.  Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.

Net Debt-to-Capital
Net Debt-to-Capital is a ratio which represents total long-term debt, including the current portion of long-term debt, less cash and cash equivalents (“Net Debt”) divided by the sum of Net Debt and total shareholders' equity.  We believe Net Debt and Net Debt-to-Capital, along with total long-term debt and shareholders' equity are useful measures of our capital structure.

Net Revenues
Net Revenues represent total revenues less commissions, transportation and other expenses and onboard and other expenses.

Net Yields
Net Yields represent Net Revenues per APCD.  We utilize Net Revenues and Net Yields to manage our business on a day-to-day basis as we believe that it is the most relevant measure of our pricing performance because it reflects the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses and onboard and other expenses.  We have not provided a quantitative reconciliation of projected Gross Yields to projected Net Yields due to the significant uncertainty in projecting the costs deducted to arrive at this measure.  Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.

Occupancy
Occupancy, in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days by APCD.  A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

 9 of 15

Passenger Cruise Days
Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

Royal Caribbean Cruises Ltd. (NYSE,OSE: RCL) is a global cruise vacation company that owns Royal Caribbean International, Celebrity Cruises, Pullmantur, Azamara Club Cruises and CDF Croisières de France, as well as TUI Cruises through a 50 percent joint venture.  Together, these six brands operate a combined total of 41 ships with five under contract.  They operate diverse itineraries around the world that call on approximately 460 destinations on all seven continents.  Additional information can be found on www.royalcaribbean.com, www.celebritycruises.com, www.pullmantur.es, www.azamaraclubcruises.com, www.cdfcroisieresdefrance.com or www.rclinvestor.com.

 10 of 15

Certain statements in this release relating to, among other things, our future performance constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, statements regarding expected financial results for the first quarter and full year 2013 and the costs and yields expected in 2013 and other future periods.  Words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “will,” and similar expressions are intended to identify these forward-looking statements.  Forward-looking statements reflect management’s current expectations, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements.  Examples of these risks, uncertainties and other factors include, but are not limited to the following: the impact of the economic environment on the demand for cruises, the impact of the economic environment on our ability to generate cash flows from operations or obtain new borrowings from the credit or capital markets in amounts sufficient to satisfy our capital expenditures, debt repayments and other financing needs, the uncertainties of conducting business internationally and expanding into new markets, changes in operating and financing costs, vacation industry competition and changes in industry capacity and overcapacity, emergency ship repairs, including the related lost revenue, the impact of ship delivery delays, ship cancellations or ship construction price increases, financial difficulties encountered by shipyards or their subcontractors and incidents or adverse publicity concerning the cruise vacation industry such as the Costa Concordia casualty and the unavailability or cost of air service.

More information about factors that could affect our operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting our Investor Relations web site at www.rclinvestor.com or the SEC’s web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Measures of Financial Performance
This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission rules, which we believe provide useful information to investors as a supplement to our consolidated financial statements which are prepared and presented in accordance with generally accepted accounting principles, or GAAP.

The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.  These measures may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as do the corresponding GAAP measures.

A reconciliation to the most comparable GAAP measure of all non-GAAP financial measures included in this press release can be found in the tables included at the end of this press release.

Financial Tables Follow

(####)

 11 of 15

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(unaudited; in thousands, except per share data)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Passenger ticket revenues	$1,275,117	$1,268,270	$5,594,595	$5,525,904
Onboard and other revenues	531,033	507,131	2,093,429	2,011,359
Total revenues	1,806,150	1,775,401	7,688,024	7,537,263
Cruise operating expenses:
Commissions, transportation and other	294,720	315,316	1,289,255	1,299,713
Onboard and other	124,521	116,469	529,453	535,501
Payroll and related	209,921	211,860	828,198	825,676
Food	115,409	111,758	449,649	424,308
Fuel	229,302	208,091	909,691	764,758
Other operating	284,110	287,367	1,151,188	1,092,651
Total cruise operating expenses	1,257,983	1,250,861	5,157,434	4,942,607
Marketing, selling and administrative expenses	255,494	238,445	1,011,543	960,602
Depreciation and amortization expenses	188,536	179,933	730,493	702,426
Impairment of Pullmantur related assets	385,444	-	385,444	-
Operating Income	(281,307)	106,162	403,110	931,628

Other income (expense):
Interest income	5,269	7,989	21,331	25,318
Interest expense, net of interest capitalized	(89,036)	(90,625)	(355,785)	(382,416)
Extinguishment of unsecured senior notes	(16)	-	(7,501)	-
Other (expense) income (including in 2012 $28.5 million net deferred tax expense related to the Pullmantur impairment)	(27,713)	13,036	(42,868)	32,891
	(111,496)	(69,600)	(384,823)	(324,207)
Net (Loss) Income	$(392,803)	$36,562	$18,287	$607,421

(Loss) Earnings Per Share:
Basic	$(1.80)	$0.17	$0.08	$2.80
Diluted	$(1.80)	$0.17	$0.08	$2.77

Weighted-Average Shares Outstanding:
Basic	218,326	217,279	217,930	216,983
Diluted	218,326	218,982	219,457	219,229

Comprehensive Income (Loss)
Net (Loss) Income	$(392,803)	$36,562	$18,287	$607,421
Other comprehensive income (loss):
Foreign currency translation adjustments	4,926	(13,803)	(2,764)	(18,200)
Change in defined benefit plans	(4,567)	(6,482)	(4,567)	(6,698)
Gain (loss) on cash flow derivative hedges	8,213	(29,866)	(51,247)	(76,106)
Total other comprehensive income (loss)	8,572	(50,151)	(58,578)	(101,004)

Comprehensive (Loss) Income	$(384,231)	$(13,589)	$40,291	$506,417

STATISTICS
	Quarter Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Passengers Carried	1,144,656	1,201,947	4,852,079	4,850,010
Passenger Cruise Days	8,796,654	8,779,189	35,197,783	34,818,335
APCD	8,643,664	8,521,272	33,705,584	33,235,508
Occupancy	101.8%	103.0%	104.4%	104.8%

 12 of 15

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
	As of
	December 31,	December 31,
	2012	2011
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$194,855	$262,186
Trade and other receivables, net	281,421	292,447
Inventories	146,295	144,553
Prepaid expenses and other assets	207,662	185,460
Derivative financial instruments	57,827	84,642
Total current assets	888,060	969,288

Property and equipment, net	17,451,034	16,934,817
Goodwill	432,975	746,537
Other assets	1,055,861	1,153,763
	$19,827,930	$19,804,405

Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$1,519,483	$638,891
Accounts payable	351,587	304,623
Accrued interest	106,366	123,853
Accrued expenses and other liabilities	541,722	564,272
Customer deposits	1,546,993	1,436,003
Total current liabilities	4,066,151	3,067,642
Long-term debt	6,970,464	7,856,962
Other long-term liabilities	482,566	471,978

Commitments and contingencies

Shareholders' equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized;
none outstanding)	-	-
Common stock ($0.01 par value; 500,000,000 shares authorized; 229,080,109 and 227,366,165 shares issued, December 31, 2012 and December 31, 2011, respectively)	2,291	2,276
Paid-in capital	3,109,887	3,071,759
Retained earnings	5,744,791	5,823,430
Accumulated other comprehensive loss	(134,516)	(75,938)
Treasury stock (10,308,683 common shares at cost, December 31, 2012 and December 31, 2011)	(413,704)	(413,704)
Total shareholders' equity	8,308,749	8,407,823
	$19,827,930	$19,804,405

   13 of 15

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)
	Year Ended
	December 31,
	2012	2011
Operating Activities
Net income	$18,287	$607,421
Adjustments:
Depreciation and amortization	730,493	702,426
Impairment of Pullmantur related assets	385,444	-
Deferred tax expense related to Pullmantur impairment	28,488	-
Loss (gain) on fuel call options	5,651	(18,920)
Loss on extinguishment of debt	7,501	-
Changes in operating assets and liabilities:
Decrease in trade and other receivables, net	8,026	87,872
Increase in inventories	(1,645)	(18,423)
Increase in prepaid expenses and other assets	(1,614)	(17,052)
Increase in accounts payable	36,602	56,755
Decrease in accrued interest	(15,786)	(28,553)
Increase in accrued expenses and other liabilities	33,060	25,318
Increase in customer deposits	103,733	19,482
Cash received on settlement of derivative financial instruments	69,684	12,200
Dividends received from unconsolidated affiliate	-	21,147
Other, net	(26,190)	6,066
Net cash provided by operating activities	1,381,734	1,455,739

Investing Activities
Purchases of property and equipment	(1,291,499)	(1,173,626)
Cash (paid) received on settlement of derivative financial instruments	(10,886)	16,307
Loan to unconsolidated affiliate	-	(110,660)
Cash payments received on loan to unconsolidated affiliate	23,512	-
Proceeds from the sale of ships	9,811	345,000
Other, net	5,739	(1,586)
Net cash used in investing activities	(1,263,323)	(924,565)

Financing Activities
Debt proceeds	2,558,474	1,578,368
Debt issuance costs	(75,839)	(84,381)
Repayments of debt	(2,216,701)	(2,179,046)
Extinguishment of unsecured senior notes	(344,589)	-
Dividends paid	(117,707)	(21,707)
Proceeds from exercise of common stock options	15,146	19,463
Other, net	1,599	10,788
Net cash used in financing activities	(179,617)	(676,515)

Effect of exchange rate changes on cash	(6,125)	(12,402)

Net decrease in cash and cash equivalents	(67,331)	(157,743)
Cash and cash equivalents at beginning of period	262,186	419,929
Cash and cash equivalents at end of period	$194,855	$262,186

Supplemental Disclosure
Cash paid during the period for:
Interest, net of amount capitalized	$341,047	$360,892

 14 of 15

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)

Gross Yields and Net Yields were calculated as follows (in thousands, except APCD and Yields):
	Quarter Ended			Year Ended
	December 31,			December 31,
	2012	2012 On a Constant Currency basis	2011	2012	2012 On a Constant Currency basis	2011
Passenger ticket revenues	$1,275,117	$1,275,138	1,268,270	$5,594,595	$5,698,635	$5,525,904
Onboard and other revenues	531,033	533,786	507,131	2,093,429	2,116,296	2,011,359
Total revenues	1,806,150	1,808,924	1,775,401	7,688,024	7,814,931	7,537,263
Less:
Commissions, transportation and other	294,720	295,766	315,316	1,289,255	1,317,028	1,299,713
Onboard and other	124,521	125,513	116,469	529,453	540,011	535,501
Net revenues	$1,386,909	$1,387,645	$1,343,616	$5,869,316	$5,957,892	$5,702,049

APCD	8,643,664	8,643,664	8,521,272	33,705,584	33,705,584	33,235,508
Gross Yields	$208.96	$209.28	$208.35	$228.09	$231.86	$226.78
Net Yields	$160.45	$160.54	$157.68	$174.13	$176.76	$171.56

Gross Cruise Costs, Net Cruise Costs and Net Cruise Costs Excluding Fuel were calculated as follows (in thousands, except APCD and costs per APCD):
	Quarter Ended			Year Ended
	December 31,			December 31,
	2012	2012 On a Constant Currency basis	2011	2012	2012 On a Constant Currency basis	2011
Total cruise operating expenses	$1,257,983	$1,263,369	$1,250,861	$5,157,434	$5,231,963	$4,942,607
Marketing, selling and administrative expenses	255,494	257,017	238,445	1,011,543	1,029,564	960,602
Gross Cruise Costs	1,513,477	1,520,386	1,489,306	6,168,977	6,261,527	5,903,209
Less:
Commissions, transportation and other	294,720	295,766	315,316	1,289,255	1,317,028	1,299,713
Onboard and other	124,521	125,513	116,469	529,453	540,011	535,501
Net Cruise Costs	$1,094,236	$1,099,107	$1,057,521	$4,350,269	$4,404,488	$4,067,995
Less:
Fuel	229,302	229,164	208,091	909,691	914,444	764,758
Net Cruise Costs Excluding Fuel	$864,934	$869,943	$849,430	$3,440,578	$3,490,044	$3,303,237

APCD	8,643,664	8,643,664	8,521,272	33,705,584	33,705,584	33,235,508
Gross Cruise Costs per APCD	$175.10	$175.90	$174.78	$183.03	$185.77	$177.62
Net Cruise Costs per APCD	$126.59	$127.16	$124.10	$129.07	$130.68	$122.40
Net Cruise Costs Excluding Fuel per APCD	$100.07	$100.65	$99.68	$102.08	$103.54	$99.39

Net Debt-to-Capital was calculated as follows (in thousands):	As of
	December 31,	December 31,
	2012	2011
Long-term debt, net of current portion	$6,970,464	$7,856,962
Current portion of long-term debt	1,519,483	638,891
Total debt	8,489,947	8,495,853
Less: Cash and cash equivalents	194,855	262,186
Net Debt	$8,295,092	$8,233,667

Total shareholders' equity	$8,308,749	$8,407,823
Total debt	8,489,947	8,495,853
Total debt and shareholders' equity	16,798,696	16,903,676
Debt-to-Capital	50.5%	50.3%
Net Debt	8,295,092	8,233,667
Net Debt and shareholders' equity	$16,603,841	$16,641,490
Net Debt-to-Capital	50.0%	49.5%

 15 of 15